Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 and Form S-3/A (No. 333-201700) and Form S-8 (Nos. 333-225383, 333-225108, 333-253457 and 333-264317) of Good Times Restaurants, Inc. and subsidiaries (the “Company”), of our report dated December 14, 2023, relating to the consolidated financial statements of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended September 26, 2023.

/s/ Moss Adams LLP

Denver, Colorado

December 14, 2023